EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
RightNow Technologies, Inc.:
     We consent to the use of our reports dated March 9, 2010, with respect to the consolidated balance sheets of RightNow Technologies, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.
/s/ KPMG LLP
KPMG LLP
Portland, Oregon
March 12, 2010